Filed Pursuant to Rule 433
Registration No. 333-208588
January 22, 2016

U.S.$400,000,000

TransCanada PipeLines Limited

3.125% Senior Notes due 2019

Issuer:	TransCanada PipeLines Limited

Security:	3.125% Senior Notes due 2019

Size:	U.S.$400,000,000

Maturity Date:	January 15, 2019

Coupon:	3.125%

Interest Payment Dates:	January 15 and July 15, commencing on July 15, 2016

Price to Public:	99.717%

Benchmark Treasury:	1.125% due 01/2019

Benchmark Treasury Price and Yield:	100-02 1/4 / 1.101%

Spread to Benchmark Treasury:	+212.5 basis points

Yield:	3.226%

Redemption:	At any time at the greater of par or a discount rate of Treasury plus 35 basis points

Trade Date:	January 22, 2016

Expected Settlement Date:	January 27, 2016 (T+3)

CUSIP:	89352H AS8

ISIN:	US89352HAS85

Anticipated Ratings:*	A3 by Moody’s Investors Service, Inc.
A- by Standard & Poor’s Ratings Services

Joint Bookrunners:	Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC

Co-Managers:

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Credit Agricole Securities (USA) Inc.

SMBC Nikko Securities America, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at (800) 503-4611 or J.P. Morgan Securities LLC collect at (212) 834-4533.

U.S.$850,000,000

TransCanada PipeLines Limited

4.875% Senior Notes due 2026

Issuer:	TransCanada PipeLines Limited

Security:	4.875% Senior Notes due 2026

Size:	U.S.$850,000,000

Maturity Date:	January 15, 2026

Coupon:	4.875%

Interest Payment Dates:	January 15 and July 15, commencing on July 15, 2016

Price to Public:	99.581%

Benchmark Treasury:	2.250% due 11/2025

Benchmark Treasury Price and Yield:	101-23+ / 2.054%

Spread to Benchmark Treasury:	+287.5 basis points

Yield:	4.929%

Redemption:	At any time prior to October 15, 2025 at the greater of par or a discount rate of Treasury plus 45 basis points

At Par Redemption:	On or after October 15, 2025

Trade Date:	January 22, 2016

Expected Settlement Date:	January 27, 2016 (T+3)

CUSIP:	89352H AT6

ISIN:	US89352HAT68

Anticipated Ratings:*	A3 by Moody’s Investors Service, Inc.
A- by Standard & Poor’s Ratings Services

Joint Bookrunners:	Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC

Co-Managers:

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Credit Agricole Securities (USA) Inc.

SMBC Nikko Securities America, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at (800) 503-4611 or J.P. Morgan Securities LLC collect at (212) 834-4533.